Exhibit 10.32

February 12, 2021

Christine Mellon

Dear Christine,

Omnicell Inc. is pleased to offer you the Executive Vice President and Chief People Officer position reporting to Randall Lipps. Your bi-weekly salary will be $13,076.92, less payroll deductions and all required and authorized withholdings, which is an annual equivalent of $340,000.00. You will be awarded, subject to approval by our Board of Directors (or a committee thereof), an initial equity award, 50% in the form of performance stock units (“PSUs”) and 50% in the form of restricted stock units (“RSUs”) under the Company’s 2009 Equity Incentive Plan, as amended (the “Plan”).  The grant will have a fair market value of $2,000,000.00 based upon the value of the shares on the date of grant.  Upon approval, PSUs will become exercisable, when and if a Board-approved performance metric is achieved by Omnicell, measured in March of the subsequent year, and vest over a four year period. RSUs will vest automatically in 6 month intervals beginning on the first to occur after grant; June or December 15.  Note that your grant and its associated vesting is subject to your continued employment with Omnicell and the terms and conditions of the Plan, your underlying grant notice and Omnicell’s standard form of award agreement for similarly-situated employees of Omnicell.
Your target start date for employment is February 22, 2021. Please notify us immediately if that changes.
You will be eligible to participate in the Omnicell 2010 Quarterly Executive Bonus Plan wherein you may receive a bonus in the amount of up to 90% of the base salary paid to you during the quarter, pending Board approval and paid out pursuant to such Bonus Plan terms; provided, among other things, the company's and your personal objectives are met. Please note that participation in the Executive Bonus Plan is at the discretion of Omnicell's Board of Directors and that they reserve the right to make changes to such bonus plan at any time. As a new hire, you are eligible to participate in this bonus program in the first quarter where you are employed as of the 15th calendar day of the 2nd month of the calendar quarter and have approved goals established with the Board of Directors.
Omnicell provides an annual executive perquisite allowance of $6,000.00 which is paid out on a quarterly basis. The quarterly amount may be prorated based on the start date within the quarter. This allowance may be used in your discretion for health club memberships or any other appropriate perquisite, and will not be grossed up for tax purposes. You will also be eligible to participate in Omnicell’s contracted executive financial management services provided by Ayco, a Goldman Sachs Company. Perquisites expenses over and above the allowance will only be reimbursed on an exceptional basis at the discretion of Omnicell.
As an executive officer at Omnicell you are also eligible for change of control benefits set forth in our executive Change of Control Agreement, and are eligible to receive executive officer indemnity protection under our Indemnity Agreement provided separately.
If your employment is terminated without cause you will be eligible to receive severance pay in accordance with Omnicell's then current and published Omnicell’s Amended and Restated Severance Benefit Plan provided you agree to abide by the terms of such plan, including but not limited to agreeing to execute Omnicell's standard waiver and release agreement. Under the current plan your position is offered the equivalent to twelve (12) months' salary at your base rate of pay in effect immediately prior to termination.
As an exempt Executive Vice President, Chief People Officer you will not be eligible to accrue vacation under the accrued vacation policy that the Omnicell offers to certain other employment positions.  Instead, you will be eligible to take reasonable time off with pay under the Company’s nonaccrual vacation policy.  Generally, you will have no set guideline as to how much time off you will be permitted to take; however, “unused” vacation time will not be carried over from one year to the next, nor will any vacation time be paid out upon termination.  You will receive a written policy with detailed information on this program, which the Company believes is the best approach to allow you to take time off yet adequately cover your responsibilities.

Employment at Omnicell is at-will employment, which means it may be terminated by you or by Omnicell at any time without liability, and is acknowledged by you upon signing this offer letter. In addition, Omnicell may change your position, duties, compensation, benefits and work location from time to time at its discretion.
This offer is contingent upon successful completion of background and reference checks, and drug screen even where a start date of employment has been determined. Certain positions include a credit check as part of the background check. Please keep in mind the contingent nature of this offer when making any decisions regarding the timing of any notice of termination of any employment and/or other relationship, as applicable.
We have competitive medical, dental and vision plans as well as term life, long and short term disability insurance policies, and 401(k) plan. Details about these benefits are provided in the Employee Handbook and Summary Plan Descriptions, available for your review. Omnicell may, however, change compensation and benefits from time to time at its discretion.
As a condition of employment and required by law, you must show proof of citizenship, permanent residency in the United States or authorization to work in the United States. To complete the federally-required verification form (I-9), we ask that you bring with you original document(s) within your first three days of employment. If you are field-based, you will be contacted via email regarding completion of your I-9. Documents may include a US Passport, birth certificate, Social Security Card, driver’s license or Alien Registration Receipt Card.
As an Omnicell employee, you will be expected to abide by company policies and procedures, and acknowledge in writing that you have read and will comply with the company’s Employee Handbook. As a condition of employment, you must read, sign and comply with the Proprietary Information Agreement which prohibits unauthorized use or disclosure of Company proprietary information. In addition as part of your duties for Omnicell, you may be assigned to work onsite with an Omnicell customer or otherwise to provide services to or interact with an Omnicell customer.  Some of these customers have additional requirements that they impose upon individuals who work onsite at their facility or have access to their patient health information, including, but not limited to, the requirement that you submit to drug-testing, testing for various infectious diseases and/or additional background/screening checks.  If you are assigned to work with such a customer, you will be given notice of the customer’s additional requirements and will be required to fulfill these requirements as a condition of your employment with Omnicell.
If you have any questions, please call your designated recruiter. Please note the above offer is good for five (5) days from the date of issue.
On behalf of Randall Lipps, I am pleased to confirm your offer to join Omnicell. We are looking forward to having you on our team!
We look forward to working with you in this exciting stage of our company’s development. We believe you will make a significant contribution to the company and the opportunities available to you will be wide open as Omnicell grows to its potential.

Sincerely,

Wendy Sun
Director, Talent Acquisition

To indicate your acceptance of the company’s offer, please e-sign and date this letter. You may keep the original copy of this letter. This letter, along with the Proprietary Information Agreement, Policy Against Trading on the Basis of Inside Information and the Code of Ethics between you and the Company, Omnicell, set forth the terms of your employment with Omnicell and supersede any prior representations or agreements, whether written or oral.  The listed above documents will be sent electronically through our onboarding system for your review. Should you want hard copies prior to signing your offer letter please let us know. This letter may not be modified or amended except by a written agreement, signed by Omnicell and by you.  The above offer is good for five (5) days from the date of issue.

/s/ Christine Mellon	2/12/21
Candidate Signature	Date